                                                                Exhibit 99(e)(5)












                              TAX MATTERS AGREEMENT

                                     BETWEEN

                              UTILICORP UNITED INC.


                                       AND

                                  AQUILA, INC.

                                TABLE OF CONTENTS

RECITALS.....................................................................1


ARTICLE I  DEFINITIONS.......................................................1


ARTICLE II  PREPARATION AND FILING OF TAX RETURNS............................5

   2.1 In General............................................................5

   2.2 Payment of Taxes......................................................5

   2.3 Information and Cooperation...........................................5

   2.4 Manner of Filing Tax Returns..........................................6

   2.5 Agent.................................................................7


ARTICLE III  REPRESENTATIONS AND COVENANTS...................................7

   3.1 Aquila Representations and Covenants..................................7

   3.2 UtiliCorp Representations and Covenants...............................7


ARTICLE IV  FEDERAL INCOME TAX SHARING AND PAYMENTS..........................8

   4.1 Calculation of Tax Sharing Payments...................................8

   4.2 Federal Income Tax Sharing Payments Between the Parties...............8


ARTICLE V  SEPARATE TAX SHARING AND PAYMENT..................................9

   5.1 Allocation of Separate Taxes..........................................9

   5.2 Reimbursement for Separate Taxes......................................9


ARTICLE VI  ALLOCATION OF CERTAIN TAX ITEMS.................................10

   6.1 Liability for Restructuring and Deconsolidation Taxes................10

   6.2 Carryovers and Carrybacks............................................10

   6.3 Refunds..............................................................10

   6.4 Allocation of Tax Items..............................................10


ARTICLE VII  INDEMNIFICATION PROVISIONS.....................................11

   7.1 General Indemnification..............................................11

   7.2 Spin-Off Indemnification.............................................12

   7.3 Injunctive Relief....................................................13

   7.4 Payments.............................................................13

   7.5 Prompt Performance...................................................14

   7.6 Interest.............................................................14

   7.7 Tax Records..........................................................14

   7.8 Additional Matters...................................................14

   7.9 Survival of Indemnities..............................................14


ARTICLE VIII  AUDITS AND CONTEST RIGHTS.....................................14

   8.1 In General...........................................................14

   8.2 Notice...............................................................14

   8.3 Contests.............................................................15

   8.4 Limitations..........................................................16

   8.5 Failure to Notify....................................................17

   8.6 Remedies.............................................................17


ARTICLE IX  EQUITY BASED COMPENSATION.......................................17

   9.1 In General...........................................................17

   9.2 Notices, Withholding, Reporting......................................18

   9.3 Adjustments..........................................................18


ARTICLE X  MISCELLANEOUS....................................................18

   10.1 Entire Agreement....................................................18

   10.2 Governing Law.......................................................18

   10.3 Termination.........................................................18

   10.4 Trustee Relationship................................................18

   10.5 Interest on Late Payments...........................................18

   10.6 Prior Tax Sharing Agreements........................................18

   10.7 Notices.............................................................19

   10.8 Counterparts........................................................19

   10.9 Binding Effect; Assignment..........................................19

   10.10 Severability.......................................................19

   10.11 Failure or Indulgence Not Waiver; Remedies Cumulative..............19

   10.12 Amendment..........................................................19

   10.13 Authority..........................................................19

   10.14 Interpretation.....................................................20

   10.15 Right of Set-Off...................................................20

   10.16 Changes in Law.....................................................20

   10.17 Effectiveness......................................................20

         THIS TAX MATTERS AGREEMENT (this "AGREEMENT"), dated as of April 24, 2001, is entered into by and between UtiliCorp United Inc., a Delaware corporation ("UTILICORP"), and Aquila, Inc., a Delaware corporation ("AQUILA").

                                    RECITALS

         WHEREAS, UtiliCorp and Aquila have entered into the Master Separation Agreement, pursuant to which UtiliCorp and Aquila have agreed to take certain actions to effect the Separation; and

         WHEREAS, in furtherance of the transactions contemplated by the Master Separation Agreement, and in contemplation of a Deconsolidation Event, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Master Separation Agreement. In this Agreement, the following capitalized terms shall have the following meanings:

         "AQUILA AFFILIATED GROUP" means Aquila and any entity that would be in the Aquila Consolidated Group if Aquila were the parent entity in a Consolidated Group, and shall exclude any other entity in the UtiliCorp Affiliated Group.

         "AQUILA INDEMNITEES" means Aquila, each member of the Aquila Group, each of their respective directors, officers, employees and agents and each of Aquila's shareholders.

         "AUDIT" means any audit, assessment of Taxes, or other examination by any Tax Authority, or any proceeding or appeal of a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONSOLIDATED GROUP" means a group of entities that files a Consolidated Return.

         "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis, including a tax return in which Aquila or any member of the Aquila Affiliated Group joins in the filing of such Tax Return (for any taxable period) with UtiliCorp or one or more members of the UtiliCorp Affiliated Group.

         "CONTROL" means the direct or indirect ownership of stock (or corresponding units of ownership interest) representing 50% or more of the total combined voting power of all classes of stock (or such units) entitled to vote or at least 50% of the total value of shares of all classes of stock (or such units) then outstanding.

         "DECONSOLIDATION EVENT" means any event whereby the Aquila Affiliated Group ceases to be included in the UtiliCorp Consolidated Group.

         "EQUITY-BASED COMPENSATION" means stock that is substantially nonvested as defined in Section 1.83-3(b) of the Treasury Regulations, an option to acquire common stock, or other equity-based incentive that may produce income to an employee and a corresponding deduction to his or her employer after the date of this Agreement. Such term shall include restricted stock, non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

         "ESTIMATED TAX SHARING PAYMENTS" means the payments described in
Section 4.2(a) of this Agreement.

         "FEDERAL INCOME TAX" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based United States federal Tax which is hereinafter imposed upon corporations.

         "FILING PARTY" means the party that is required to file or cause to be filed a return under Section 2.1 of this Agreement.

         "FINAL DETERMINATION" means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

         "INCOME TAXES" means (a) any tax based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains tax, minimum tax and any tax on items of tax preference, including the Michigan Single Business Tax but not including sales, use, real or personal property, gross or net receipts, transfer or similar taxes) or (ii) multiple bases if one or more of the bases upon which such tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S., state or local franchise tax calculated with respect to income.

         "INDEMNIFIED LIABILITY" means any and all Taxes imposed upon or incurred by an Indemnitee as a result of the failure of the Spin-Off to qualify under Section 355 of the Code, including the imposition of any Tax upon any Indemnitee under Section 355(e) of the Code. The amount of an Indemnified Liability for a federal or state Tax incurred by an Indemnitee based on or determined with reference to income shall be computed as set forth in Section 7.2(e) of this Agreement.

         "INDEMNITEE" means a UtiliCorp Indemnitee or an Aquila Indemnitee, as the case may be.

         "INDEMNIFYING PARTY" means either UtiliCorp or Aquila, as the case may be, in its capacity as the party from which indemnification may be sought in accordance with Article VII of this Agreement.

         "INDEMNITY AMOUNT" means the sum of (a) the amount of any Indemnified Liability, as determined under Section 7.2(e), (b) any penalties and interest imposed with respect to such Indemnified Liability and (c) an amount such that when the sum of the amounts set forth in clauses (a), (b) and this clause (c) are reduced by all Taxes imposed as a result of the receipt of such sum, (taking into account any related current credits or deductions payable by the Indemnitee or any member of its Affiliated Group under any law or Governmental Authority) the reduced amount is equal to the sum of the amounts set forth in clauses (a) and (b).

         "INITIAL PRIVATE LETTER RULING" means the first private letter ruling issued by the Service to UtiliCorp in connection with the Spin-Off.

         "MASTER SEPARATION AGREEMENT" means the Master Separation Agreement, dated April 24, 2001, between UtiliCorp and Aquila.

         "NON-FILING PARTY" means UtiliCorp, if Aquila is the Filing Party, and Aquila, if UtiliCorp is the Filing Party.

         "POST-DECONSOLIDATION PERIOD" means any taxable period or portion thereof beginning after the date on which a Deconsolidation Event becomes effective.

         "PRE-DECONSOLIDATION PERIOD" means any taxable period or portion thereof beginning on or prior to the date on which a Deconsolidation Event becomes effective.

         "PROHIBITED ACT" means, collectively, the actions and transactions described in section 7.2(c) (i) - (v).

         "RESTRICTED PERIOD" means the period beginning two years before the Distribution Date and ending two years after the Distribution Date.

         "RESTRUCTURING" means the transactions undertaken or to be undertaken by or at the direction of UtiliCorp and Aquila in connection with or in preparation for the Separation, the IPO or the Distribution, including the Alignment Transactions.

         "RESTRUCTURING TAXES" means any Taxes imposed upon any member of the UtiliCorp Group or the Aquila Group as a result of the Restructuring.

         "RULING DOCUMENTS" means (a) the request for a ruling under Section 355 and various other Sections of the Code, filed with the Service in connection with the Spin-Off, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of UtiliCorp, any member of the UtiliCorp Group or any UtiliCorp stockholder to the Service, the appendices and exhibits thereto, and any rulings issued by the Service in connection with the Spin-Off or (b) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spin-Off.

         "SEPARATE TAX" means any Tax incurred by an entity that is not a Federal Income Tax arising from the filing of a Consolidated Return.

         "SEPARATE RETURN" means any Tax Return filed by any entity that is not part of a Consolidated Return.

         "SERVICE" means the Internal Revenue Service.

         "SPIN-OFF" means the separation of the Aquila Group from the UtiliCorp Group by means of the Distribution.

         "TAX" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority, including any interest, additions to tax, or penalties applicable or related thereto.

         "TAX AUTHORITY" means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

         "TAX BENEFIT" means a reduction in the Tax liability of a taxpayer (or of the Consolidated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if, and to the extent that, the Tax liability of the taxpayer (or of the Consolidated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

         "TAX DETRIMENT" means an increase in the Tax liability of a taxpayer (or of the Consolidated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if, and to the extent that, the Tax liability of the taxpayer (or of the Consolidated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

         "TAX ITEM" means any item of income, gain, loss, deduction, credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         "TAX LAW" means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.

         "TAX RETURN" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "TREASURY REGULATIONS" means the final, temporary and proposed regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "UTILICORP AFFILIATED GROUP" means UtiliCorp and any entity in the UtiliCorp Consolidated Group other than those entities included in the Aquila Affiliated Group.

         "UTILICORP INDEMNITEES" means UtiliCorp, each member of the UtiliCorp Group, each of their respective directors, officers, employees, and agents, and each of UtiliCorp's stockholders.

                                   ARTICLE II

                      PREPARATION AND FILING OF TAX RETURNS

         2.1      IN GENERAL

                  (a) PRE-DECONSOLIDATION PERIOD. For any Pre-Deconsolidation Period, (i) UtiliCorp shall timely file or cause to be filed all Tax Returns that are filed on a consolidated, combined or unitary basis and that include any member of the Aquila Group, (ii) UtiliCorp shall timely file or cause to be filed all other Tax Returns required to be filed by a member of the UtiliCorp Group and (iii) Aquila shall timely file or cause to be filed all other Tax Returns required to be filed by a member of the Aquila Group.

                  (b) POST-DECONSOLIDATION PERIOD. UtiliCorp shall timely file or cause to be filed any Tax Return required to be filed by any member of the UtiliCorp Group for any Post-Deconsolidation Period. Aquila shall timely file or cause to be filed any Tax Return required to be filed by any member of the Aquila Group for any Post-Deconsolidation Period.

         2.2 PAYMENT OF TAXES. The Filing Party with respect to any Tax Return shall pay (or cause to be paid) to the appropriate Tax Authorities all Taxes, including estimated payments due with respect to the Tax Return.

         2.3      INFORMATION AND COOPERATION

                  (a) IN GENERAL. UtiliCorp and Aquila shall provide each other all documents and information, and make available employees and officers, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in Section 2.1 of this Agreement, to the extent that such Tax Return relates to any Pre-Deconsolidation Period or to contest any Audit of any such Tax Return.

                  (b) PRE-DECONSOLIDATION. In the case of any Tax Return for a Pre-Deconsolidation Period described in Section 2.1 of this Agreement, UtiliCorp will provide Aquila with a copy of that portion of each such Tax Return to the extent it relates to Aquila or any member of the Aquila Group, together with all related tax accounting work papers, not later than five days after the receipt of a written request therefor. In addition, UtiliCorp will provide to employees of Aquila responsible for preparing its Tax Returns with access to any private letter rulings, together with any requests therefor and related documents and any other relevant information, relating to Aquila or a member of the Aquila Group for any Pre-Deconsolidation Periods and will provide Aquila with a copy of such rulings or documents to the extent that the issues discussed therein are relevant to Aquila or a member of the Aquila Group, not later than five days after the receipt of a written request therefor.

                  (c) EXCLUSIONS. Notwithstanding any other provision of this Agreement, neither UtiliCorp nor any member of the UtiliCorp Group shall be required to provide Aquila or any member of the Aquila Group access to or copies of any information that relates to UtiliCorp or any member of the UtiliCorp Group unless it also relates to Aquila or a member of the Aquila Group. In addition, in the event that UtiliCorp determines that the provision of any information to Aquila or any member of the Aquila Group could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to avoid or minimize any such harm or consequence. In the event that Aquila determines that the provision of any information to UtiliCorp or any member of the UtiliCorp Group could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to avoid or minimize any such harm or consequence.

         2.4      MANNER OF FILING TAX RETURNS

                  (a) PRE-DECONSOLIDATION. UtiliCorp (for itself and the UtiliCorp Group) and Aquila (for itself and the Aquila Group) agree to file all Tax Returns for any Pre-Deconsolidation Period, and to take all other actions relating to Taxes, in a manner consistent with the position that Aquila and the Aquila Affiliated Group are part of the UtiliCorp Consolidated Group for all periods through and including the date upon which the Deconsolidation Event is effective.

                  (b) FILING PARTY'S RIGHTS. Except as otherwise provided in this Section 2.4, the Filing Party shall have the exclusive right to determine (i) the manner in which each Tax Return for which it is the Filing Party shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made in such Tax Return, (iv) whether any amended Tax Returns shall be filed, (v) whether any claims for refund shall be made, (vi) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vii) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer.

                  (c) PREPARATION OF TAX RETURN. Except as otherwise provided herein, any Tax Return described in Section 2.1(a) of this Agreement (but only with respect to Tax Items of Aquila or a member of the Aquila Group), which Tax Return is filed after the date of this Agreement, shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed prior Tax Returns involving similar matters. The preceding sentence shall not apply if the Filing Party obtains the prior written consent (which consent shall not be unreasonably withheld) of the Non-Filing Party.

         2.5 AGENT. Aquila hereby irrevocably designates, and agrees to cause each member of the Aquila Affiliated Group to so designate, UtiliCorp as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as UtiliCorp, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return (including any Consolidated Return) described in Section 2.1(a)(i) of this Agreement; provided, however, that UtiliCorp shall not exercise its rights as agent and attorney-in-fact in any manner that is inconsistent with the rights granted to Aquila under this Agreement, and nothing in this Section 2.5 shall limit the rights granted to Aquila under this Agreement.

                                   ARTICLE III

                          REPRESENTATIONS AND COVENANTS

         3.1 AQUILA REPRESENTATIONS AND COVENANTS. Aquila, for itself and each member of the Aquila Group, hereby represents, warrants and covenants that:

                  (a) Aquila will review the information and representations made in the Ruling Documents to be submitted to the Service and will notify UtiliCorp whether, to its knowledge, all of such information or representations that relate to Aquila or any member of the Aquila Group, or the Aquila Business, are true, correct and complete.

                  (b) Aquila will not, and will cause each member of the Aquila Group not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents to be untrue, regardless of whether such information or representations were included in the Initial Private Letter Ruling (or any supplemental ruling).

         3.2 UTILICORP REPRESENTATIONS AND COVENANTS. UtiliCorp, for itself and each member of the UtiliCorp Group, hereby represents, warrants and covenants that:

                  (a) UtiliCorp will review the information and representations made in the Ruling Documents to be submitted to the Service and will notify Aquila whether, to its knowledge, all of such information or representations that relate to UtiliCorp or any member of the UtiliCorp Group, or the UtiliCorp Business, are true, correct and complete.

                  (b) UtiliCorp will not, and will cause each member of the UtiliCorp Group not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents to be untrue, regardless of whether such information or representations were included in the Initial Private Letter Ruling (or any supplemental ruling).

                                   ARTICLE IV

                     FEDERAL INCOME TAX SHARING AND PAYMENTS

         4.1 CALCULATION OF TAX SHARING PAYMENTS. For each taxable year for which UtiliCorp files a Consolidated Return that includes Aquila and any member of the Aquila Affiliated Group, Aquila shall prepare a pro forma consolidated federal income tax return for the Aquila Affiliated Group (the "AQUILA PRO FORMA RETURN") taking into account elections, methods of accounting, and positions with respect to specific items that are consistent with those made or used by UtiliCorp for purposes of its Consolidated Return. The Aquila Pro Forma Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from prior years which could have been utilized by the Aquila Affiliated Group if the Aquila Affiliated Group had never been included in UtiliCorp's Consolidated Return. The Aquila Pro Forma Return shall not, however, reflect carryovers of any attributes from the UtiliCorp Affiliated Group. Any provision of the Code that requires consolidated computations, such as Section 861 and 1231, shall be applied separately to the Aquila Affiliated Group for purposes of preparing the Aquila Pro Forma Return.
Section 1.1502-13 of the Treasury Regulations shall be applied as if the Aquila Affiliated Group and the UtiliCorp Affiliated Group were separate affiliated groups, except that the Aquila Pro Forma Return shall include all gains or losses recognized by the Aquila Affiliated Group on transactions between members of the Aquila Affiliated Group which are accelerated pursuant to Section 1.1502-13(d) of the Treasury Regulations and actually reflected on the Consolidated Return filed by UtiliCorp for the tax year as a result of the Aquila Affiliated Group ceasing to be included in the UtiliCorp Consolidated Group.

         4.2      FEDERAL INCOME TAX SHARING PAYMENTS BETWEEN THE PARTIES

                  (a) ESTIMATED TAX SHARING PAYMENTS. For each taxable year for which UtiliCorp files a Consolidated Return that includes Aquila and any member of the Aquila Affiliated Group, Aquila shall make periodic payments ("ESTIMATED TAX SHARING PAYMENTS") to UtiliCorp in such amounts as, and no later than the dates on which, payments of estimated tax would be due from the Aquila Affiliated Group under Section 6655 of the Code if it were not included in the UtiliCorp Consolidated Group.

                  (b) TAX SHARING PAYMENTS. Aquila shall pay to UtiliCorp no later than 60 days after the date on which a UtiliCorp Consolidated Return for any taxable year is filed, an amount equal to the sum of (i) the Federal Income Tax liability shown on the Aquila Pro Forma Return prepared for that taxable year and (ii) consistent with the additions to tax asserted with respect to the UtiliCorp Consolidated Return, the additions to tax, if any under Section 6655 of the Code that would have been imposed upon Aquila (treating the amount due to UtiliCorp under (i) above as Aquila's federal income tax liability and treating any Estimated Tax Sharing Payments as estimated tax payments with respect to such liability), reduced by the sum of the Estimated Tax Sharing Payments. If the Estimated Tax Sharing Payments paid to UtiliCorp for any taxable year exceed the amount of the liability under the preceding sentence, UtiliCorp shall refund such excess to Aquila within 45 days after completion of the Aquila Pro Forma Return.

                  (c) REFUND PAYMENTS. UtiliCorp shall pay to Aquila within 90 days after the due date (including extensions) for the UtiliCorp Consolidated Return for any year the refund which the Aquila Affiliated Group would have received as a result of the carryback of any tax attribute to an Aquila Pro Forma Return for any taxable year or years in which the Aquila Affiliated Group is included in the UtiliCorp Consolidated Group. The amount of refund will be determined as if the Aquila Affiliated Group had never been included in the UtiliCorp Consolidated Group and the Aquila Pro Forma Returns had been actual returns. All calculations of actual and deemed refunds pursuant to this Section shall include interest computed as if Aquila had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the consolidated federal income tax return of the UtiliCorp Consolidated Group is due, without regard to extensions.

                  (d) PAYMENTS WITH RESPECT TO AUDITS. To the extent that any Audit or amendment of a prior year's tax return with respect to a UtiliCorp Consolidated Return results in an increase or decrease in taxable income relating to the treatment of any Tax Item attributable to the Aquila Affiliated Group (including adjustments related to the ongoing controversies regarding the depreciable life of selected gas gathering assets for tax years 1990 through 1995), an adjustment shall be made to such Tax Item and to Aquila's tax liability reflected on the Aquila Pro Forma Return for any effected tax year. Within 10 days after any such adjustment is finally determined, as the case may be:

                           (i) Aquila shall make additional tax sharing payments
                  in the amount of Aquila's additional tax liability reflected on the adjusted Aquila Pro Forma Tax Returns, including any interest or penalties consistent with the interest and penalties asserted with respect to the Audit, to UtiliCorp, except to the extent that Aquila has advanced to UtiliCorp the amount of such Tax related to the adjustment under Section 8.4(a)(iv) of this Agreement or has otherwise paid UtiliCorp any part of such Tax; or

                           (ii) UtiliCorp shall refund to Aquila any amounts
                  received by UtiliCorp in connection with such Audit to the extent that such refund constitutes a refund of Taxes previously paid by Aquila to UtiliCorp or advanced to UtiliCorp by Aquila under Section 8.4(a)(iv) or interest thereon.

                                    ARTICLE V

                        SEPARATE TAX SHARING AND PAYMENT

         5.1      ALLOCATION OF SEPARATE TAXES. The principles expressed in
Article IV of this Agreement shall apply in the same general manner with respect to the allocation and payment of any Separate Tax where unitary, combined, consolidated or similar returns that include Aquila or any member of the Aquila Group are filed. When principles expressed in Article IV cannot be applied to an allocation of any such Separate Tax, UtiliCorp is authorized to apply, in good faith, such principles as would result in an equitable allocation of the Separate Tax at issue.

         5.2 REIMBURSEMENT FOR SEPARATE TAXES. Aquila will, as soon as practicable, reimburse UtiliCorp for any payments made by any member of the UtiliCorp Group to any Tax Authority in respect of Separate Taxes for which Aquila is responsible under Section 5.1 above and for which Aquila has not previously made a tax sharing payment to UtiliCorp under Section 5.1 above.

                                   ARTICLE VI

                         ALLOCATION OF CERTAIN TAX ITEMS

         6.1      LIABILITY FOR RESTRUCTURING AND DECONSOLIDATION TAXES

                  (a) RESTRUCTURING TAXES. Aquila shall be responsible for, and shall indemnify and hold harmless UtiliCorp against, any and all Restructuring Taxes. Notwithstanding this Section 6.1(a), however, UtiliCorp and Aquila shall each bear responsibility for half of any Tax resulting from the Restructuring transactions undertaken in respect of ACC.

                  (b) DECONSOLIDATION. Except as otherwise provided in this Agreement, Aquila shall be responsible for, and shall indemnify and hold harmless UtiliCorp against, any and all Taxes arising from any Deconsolidation Event. Notwithstanding this Section 6.1(b), however, Aquila shall not be responsible for any Tax for which UtiliCorp or any member of the UtiliCorp Affiliated Group would otherwise be responsible that arises from or is related to an excess loss account as defined in
         Section 1.1502-19 of the Treasury Regulations or an intercompany transaction between a member of the UtiliCorp Affiliated Group and a member of the Aquila Affiliated Group as defined in Section 1.1502-13 of the Treasury Regulations. UtiliCorp shall not be responsible in any event for any Tax that arises from or is related to an excess loss account that results from a transaction only between members of the Aquila Affiliated Group or an intercompany transaction only between members of the Aquila Affliated Group or that results in a taxable gain to a member of the Aquila Affiliated Group.

         6.2      CARRYOVERS AND CARRYBACKS

                  (a) CARRYOVERS. UtiliCorp shall notify Aquila after the Deconsolidation Event of any consolidated carryover item that may be partially or totally attributed to and carried over by a member of the Aquila Affiliated Group and will notify Aquila of subsequent adjustments that may affect such carryover item.

                  (b) CARRYBACKS. Promptly following the Deconsolidation Event, Aquila shall make an election under Section 172(b)(3) of the Code (and any corresponding provision of any state or local Tax Law) to relinquish any right to carry back net operating losses generated by any member of the Aquila Affiliated Group in any Post-Deconsolidation Period to any Pre-Deconsolidation Period.

         6.3 REFUNDS. Except as provided in Section 4.2 of this Agreement, UtiliCorp shall be entitled to any refund of Taxes under any of its Consolidated Returns, irrespective of when or by whom received, and irrespective of whether attributable to the UtiliCorp Group or the Aquila Group.

         6.4      ALLOCATION OF TAX ITEMS

                  (a) IN GENERAL. All Tax computations (i) in respect of the Tax period of the UtiliCorp Consolidated Group which includes the date the Deconsolidation Event is effective and (ii) in respect of the immediately following Tax period of Aquila or any member of the Aquila Affiliated Group, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the Tax Laws of other jurisdictions, as determined by UtiliCorp, taking into account all reasonable suggestions made by Aquila with respect thereto.

                  (b) CONTINUING COVENANTS. UtiliCorp (for itself and each member of the UtiliCorp Affiliated Group) and Aquila (for itself and each member of the Aquila Affiliated Group) agree (i) not to take any action reasonably expected to result in a Tax Detriment to the other party or the failure to occur of, or a reduction in, a Tax Benefit of the other party, and (ii) to take any action reasonably requested by the other party that would reasonably be expected to result in a Tax Benefit or avoid or reduce a Tax Detriment to the other party, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

                  (c) ADJUSTMENT OF TAX RESERVES. The deferred tax assets and liabilities of the members of the UtiliCorp Group and the Aquila Group shall be adjusted to reflect the Separation, if necessary, in accordance with generally accepted accounting principles. UtiliCorp shall, in good faith, determine the amount of any adjustments to any other tax reserves to reflect the allocation of liability for Taxes under this Agreement as it deems appropriate and in accordance with generally accepted accounting principles.

                                   ARTICLE VII

                           INDEMNIFICATION PROVISIONS

         7.1      GENERAL INDEMNIFICATION

                  (a) IN GENERAL. Aquila agrees (for itself and each member of the Aquila Group) to indemnify and hold harmless the UtiliCorp Indemnitees from and against any and all Taxes for which Aquila or any member of the Aquila Group is liable under this Agreement and any loss, cost, damage, fine, penalty or expense, including reasonable attorneys' fees and costs, attributable to or resulting from any breach by Aquila of this Agreement or the failure of Aquila, any such member of the Aquila Group or any of their respective directors, officers, or employees to make any payment required to be made under this Agreement. UtiliCorp agrees (for itself and each member of the UtiliCorp Group) to indemnify and hold harmless the Aquila Indemnitees from and against any and all Taxes for which UtiliCorp or any member of the UtiliCorp Group is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, attributable to or resulting from any breach by UtiliCorp of this Agreement or the failure of UtiliCorp, any such member of the UtiliCorp Group, or any of their respective directors, officers, or employees to make any payment required to be made under this Agreement.

                  (b) INACCURATE OR INCOMPLETE INFORMATION. Aquila agrees (for itself and each member of the Aquila Group) to indemnify and hold harmless the UtiliCorp Indemnitees from and against any loss, cost, damage, fine, penalty or expense, including reasonable attorneys' fees and costs, attributable to or resulting from the negligence of Aquila or any member of the Aquila Group in supplying UtiliCorp or any member of the UtiliCorp Group with inaccurate or incomplete information in connection with the preparation of any Tax Return. UtiliCorp agrees (for itself and each member of the UtiliCorp Group) to hold harmless the Aquila Indemnitees from and against any loss, cost, damage, fine, penalty or expense, including reasonable attorneys' fees and costs, attributable to or resulting from the negligence of UtiliCorp or any member of the UtiliCorp Group in supplying Aquila or any member of the Aquila Group with inaccurate or incomplete information in connection with the preparation of any Tax Return.

         7.2      SPIN-OFF INDEMNIFICATION

                  (a) IN GENERAL. Notwithstanding anything herein to the contrary, the provisions of this Section 7.2 shall govern all matters among the parties hereto related to an Indemnified Liability and an Indemnity Amount.

                  (b) CONTINUED CONDUCT OF BUSINESS. During the Restricted Period, each of UtiliCorp and Aquila agrees that it will not cease the active conduct of a trade or business within the meaning of Section 355(b) of the Code nor cause or permit to be caused a change in its Control (other than the Distribution).

                  (c) RULING REQUIREMENT. During the Restricted Period, UtiliCorp and Aquila will not enter into any transaction which, by itself or together with any other transaction or series of transactions, may cause the Distribution to be treated as part of a plan within the meaning of Code Section 355(e) pursuant to which one or more Persons acquire, directly or indirectly, Control of UtiliCorp or Aquila, as the case may be, including but not limited to:

                           (i) A merger or consolidation with or into any other
                  Person;

                           (ii) A liquidation or partial liquidation (within the
                  meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code);

                           (iii) A sale or transfer of all or substantially all
                  its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2 C.B. 568) in a single transaction or series of related transactions;

                           (iv) A redemption or other repurchase of any of its
                  capital stock; or

                           (v) A change in its equity structure (including by
                  issuing stock (pursuant to the exercise of stock options, the consummation of any acquisition, or otherwise), granting options, adopting (or authorizing the issuance of shares or stock under) a stock option plan or making capital contributions) other than pursuant to the Distribution.

         Notwithstanding, the previous sentence, each of UtiliCorp and Aquila may enter into any transaction if it first obtains, and permits the other party to review, a supplemental ruling from the Service that such transaction, and any transaction or series of transactions related thereto, will not affect the qualification of the Spin-Off under
         Section 355 of the Code.

                  (d) INDEMNIFICATION. If the Indemnifying Party breaches any representation or covenant set forth in Article III of this Agreement or takes any action or enters into any agreement to take any action, including, without limitation, any breach of Sections 7.2(b) and (c), and the Spin-Off shall fail to qualify under Section 355 of the Code or the Spin-Off becomes taxable to UtiliCorp as a result of such breach, action or actions, then the

         Indemnifying Party shall indemnify and hold harmless the applicable Indemnitee against any Indemnified Liability. With respect to any Indemnified Liability, the amount that the Indemnifying Party shall pay to Indemnitee as indemnification under this Section 7.2 shall be the Indemnity Amount.

                  (e) AMOUNT OF INDEMNIFIED LIABILITY FOR INCOME TAXES. The amount of an Indemnified Liability for a federal or state Tax incurred by an Indemnitee based on or determined with reference to income shall be deemed to be the amount of Tax computed by multiplying (i) the taxing jurisdiction's highest effective Tax rate applicable to Indemnitee for the taxable period in which the Spin-Off occurs, times
         (ii) the gain or income of Indemnitee which is subject to Tax in the taxing jurisdiction as a result of the failure of the Spin-Off to qualify under Section 355 of the Code or as a result of the Spin-Off becoming taxable to UtiliCorp, and (iii) in the case of a state, times the percentage representing the extent to which such gain or income is apportioned or allocated to such state; provided, however, that in the case of a state Tax determined as a percentage of Federal Income Tax liability, the amount of Indemnified Liability shall be deemed to be the amount of Tax computed by multiplying (x) that state's highest effective rate applicable to Indemnitee for the taxable period in which the Spin-Off occurs, times (y) the amount of deemed Federal Income Tax (whether or not incurred) imposed upon Indemnitee from failure of the Spin-Off to qualify under Section 355 of the Code or as a result of the Spin-Off becoming taxable to UtiliCorp computed in accordance with this
         Section 7.2, times (z) the percentage representing the extent to which the gain or income required to be recognized on the Spin-Off is apportioned or allocated to such state.

         7.3 INJUNCTIVE RELIEF. Each of UtiliCorp and Aquila recognizes that any failure by it to comply with its obligations under this Agreement may result in additional Taxes which could cause irreparable harm to the Aquila Indemnitees or the UtiliCorp Indemnitees, as the case may be, and that such Indemnitees may be inadequately compensated by monetary damages for such failure. Accordingly, if (a) either party shall fail (or threaten to fail) to comply with any obligation under this Agreement, and that failure (or threatened failure) would be reasonably foreseeable to result in any additional or increased Taxes, and (b) such party shall fail (i) to provide the other party with a written opinion of a tax attorney or tax accountant that is a member of a nationally recognized law firm or accounting firm that the failure to comply with such obligation will not result in any such additional or increased Taxes of any UtiliCorp Indemnitee or Aquila Indemnitee, as the case may be, in form and substance reasonably acceptable to the other party, or (ii) to provide adequate assurances to (and reasonably determined by) the other party of its ability to pay the additional or increased Taxes or the Indemnity Amount, as the case may be, under this Agreement, then the other party shall be entitled to injunctive relief in addition to all other remedies.

         7.4 PAYMENTS. Except as otherwise provided under this Agreement, to the extent that any party has an indemnification obligation pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations. All indemnification payments shall be made to such Indemnitee or to the appropriate Tax Authority as specified by the Indemnitee within the time prescribed for payment in this Agreement, or if no period is prescribed, within 30 days after delivery by the Indemnitee to the Indemnifying Party of such calculation, or if such payment relates to any Tax or Tax Item being contested pursuant to Section 8.3 of this Agreement, within 30 days of the corresponding Final Determination.

         7.5 PROMPT PERFORMANCE. All actions required to be taken by any party under this Agreement shall be performed within the period prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

         7.6 INTEREST. Payments pursuant to this Article VII that are not made within the period prescribed in Section 7.4 shall bear interest from and including the date immediately following the last date of such period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the date on which the interest begins to accrue, plus two percent. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days.

         7.7 TAX RECORDS. The parties to this Agreement hereby agree to retain and provide on proper demand by any Taxing Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) and (b) in the event any claim is made for which such information is relevant, until a Final Determination with respect to such claim.

         7.8 ADDITIONAL MATTERS. Each party agrees to execute and deliver, or cause to be executed and delivered, all such further agreements, documents, and instruments, and to do, or cause to be done, all other acts and things, as the other party or any of its Indemnitees may reasonably request, either before or after the Separation Date or the Distribution Date, to more effectively evidence such party's agreement that the indemnification obligations of the other party set forth in this Article VII inure to the benefit of such Indemnitees.

         7.9 SURVIVAL OF INDEMNITIES. Subject to Section 10.9, the rights and obligations of the members of the UtiliCorp Group and the Aquila Group under this Article VII shall survive any sale or other Transfer by any party of any assets or businesses, any assignment by it of any Liabilities or any sale by any member of the UtiliCorp Group or the Aquila Group of the capital stock or other equity interests of any Subsidiary.

                                  ARTICLE VIII

                            AUDITS AND CONTEST RIGHTS

         8.1 IN GENERAL. Except as otherwise provided in this Agreement, the Filing Party shall have the right to control, contest, and represent the interests of the UtiliCorp Group and the Aquila Group in any Audit relating to any Tax Return that the Filing Party is responsible for filing under Section 2.1 of this Agreement and to settle or otherwise resolve any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the settlement or resolution of any Tax Item.

         8.2 NOTICE. If, after the date of this Agreement, UtiliCorp (or any member of the UtiliCorp Group) or Aquila (or any member of the Aquila Group) receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the other party is responsible under this Agreement, then the party receiving such notice shall provide a copy of such notice to the other party within 10 days of receipt thereof.

         8.3      CONTESTS

                  (a) If any Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the Non-Filing Party is responsible under this Agreement, then upon request by the Non-Filing Party, the Filing Party shall contest, or continue to contest, any such deficiency, claim or adjustment and the Filing Party shall keep the Non-Filing Party informed in a timely manner reasonably in advance of all actions taken or proposed to be taken by the Filing Party in connection with such deficiency, claim or adjustment.

                  (b) In the case of an Audit with respect to any Tax Item:

                           (i) The Filing Party shall, in the case of any
                  material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of any deficiency, claim or adjustment that, if sustained, would result in Taxes for which the Non-Filing Party is responsible under this Agreement, (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the Non-Filing Party with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (B) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Filing Party's reasonable comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Filing Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment;

                           (ii) The Filing Party shall provide the Non-Filing
                  Party with notice reasonably in advance of, and the Non-Filing Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment; and

                           (iii) At the Filing Party's reasonable request (or
                  upon the Filing Party's consent to a request by the Non-Filing Party, which consent shall not be unreasonably withheld), the Non-Filing Party shall assume responsibility for (A) contesting and presenting the merits with respect to any such deficiency, claim or adjustment, or (B) resolving, settling or agreeing to any such deficiency, claim or adjustment. Any such request (or consent) by the Filing Party shall be subject to the Non-Filing Party's continued compliance with the conditions of Section 8.4 of this Agreement and to such other conditions as the Filing Party and Non-Filing Party reasonably agree.

         8.4      LIMITATIONS

                  (a) IN GENERAL. The Filing Party shall have no obligation to contest, or to continue to contest, any deficiency, claim or adjustment in accordance with Section 8.3, and the Non-Filing Party shall have no right to assume responsibility for any Audit under Section 8.3(b)(iii) of this Agreement unless:

                           (i) Within 30 days of a reasonable request by the
                  Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations Section 1.6662-3(b)(3));

                           (ii) The Non-Filing Party shall have agreed to be
                  bound by a Final Determination of such deficiency, claim or adjustment;

                           (iii) The Non-Filing Party shall have agreed to pay,
                  and shall be currently paying, all reasonable out-of-pocket costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment, including reasonable outside attorneys', accountants' and investigatory fees and disbursements;

                           (iv) The Non-Filing Party shall have advanced to the
                  Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy and for which the Non-Filing Party may be responsible;

                           (v) The Non-Filing Party shall have provided to the
                  Filing Party all documents and information, and shall have made available to the Filing Party the employees and officers of the Non-Filing Party, as may be necessary or useful by the Filing Party (as reasonably determined by it) in contesting such deficiency, claim or adjustment; and

                           (vi) The contest of such deficiency, claim or
                  adjustment shall involve no material danger of the sale, forfeiture or loss of, or the creation of any lien on, any asset of the Filing Party (unless the Non-Filing Party shall have adequately bonded such lien or otherwise made provision to protect the interests of the Filing Party in a manner reasonably satisfactory to the Filing Party).

                  (b) SETTLEMENT. Notwithstanding Section 8.4(a), the Filing Party may settle or otherwise resolve any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Tax Return that it is responsible for filing under Section 2.1 of this Agreement if the Filing Party has provided the Non-Filing Party with a reasonable opportunity to review a copy of that portion of the settlement or resolution proposal that relates to the deficiency, claim or adjustment for which the Filing Party is seeking indemnification hereunder; provided, that if the Non-Filing Party in writing reasonably withholds its consent to all or part of such portion of such proposal, then, unless the Filing Party was not required to continue the applicable contest under the terms of Section 8.4(a), the Non-Filing Party shall not be obligated to indemnify the Filing Party hereunder for the otherwise indemnifiable amounts to which such settlement or other resolution relates, or with respect to any other indemnifiable amounts for which a successful contest is foreclosed because of such settlement or other resolution. If the Filing Party effects a settlement or other resolution of such deficiency, claim or adjustment, notwithstanding that the Non-Filing Party has reasonably withheld its consent thereto, the Filing Party shall repay to the Non-Filing Party such amounts that the Non-Filing Party advanced pursuant to clause (a)(iv) of this
         Section 8.4 as relate to such deficiency, claim or adjustment (together with interest at the prime rate as published in The Wall Street Journal on any such amount paid by the Non-Filing Party from the date paid by the Non-Filing Party to the date repaid by the Filing Party).

                  (c) WAIVER. Notwithstanding any other provision of this
         Section 8.4, the Filing Party may settle or otherwise resolve any deficiency, claim or adjustment for any taxable period if the Filing Party waives its right to indemnity with respect thereto. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 8.4(a)(iv) of this Agreement. In addition, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment suffered by the Non-Filing Party or any member of its Affiliated Group that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 8.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one taxable period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

         8.5 FAILURE TO NOTIFY. The failure of the Filing Party to promptly notify the Non-Filing Party of any matter relating to a particular Tax for a taxable period or to take any action specified in Section 8.3 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such taxable period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

         8.6 REMEDIES. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party under this Article VIII shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party to the Filing Party for the applicable taxable period, and then an increase in the amount that would otherwise be payable by the Filing Party for such taxable period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the settlement or other resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.

                                   ARTICLE IX

                            EQUITY BASED COMPENSATION

         9.1 IN GENERAL. The parties hereto agree that UtiliCorp shall be entitled to any Tax Benefit arising with respect to Equity Based Compensation which consists of or involves the purchase or grant of shares of UtiliCorp stock, and that Aquila shall be entitled to any Tax Benefit arising with respect to Equity Based Compensation which consists of or involves the purchase or grant of shares of Aquila stock. The parties hereto agree to report all Tax deductions with respect to Equity Based Compensation issued to their employees consistently with this Section 9.1, to the extent permitted by applicable Tax Law.

         9.2 NOTICES, WITHHOLDING, REPORTING. UtiliCorp shall promptly notify Aquila of any event, following the Separation Date, giving rise to income to any Aquila Group employees or former employees with respect to Equity Based Compensation which consists of or involves the purchase or grant of shares of UtiliCorp stock. If required by applicable Tax Law, Aquila shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

         9.3 ADJUSTMENTS. If Aquila or any member of the Aquila Affiliated Group receives any Tax Benefit to which UtiliCorp is entitled under Section 9.1 of this Agreement, Aquila shall pay the amount of such Tax Benefit to UtiliCorp. If UtiliCorp or any member of the UtiliCorp Affiliated Group receives any Tax Benefit to which Aquila is entitled under Section 9.1 of this Agreement, UtiliCorp shall pay the amount of such Tax Benefit to Aquila.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         10.2 GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Missouri as to all matters, regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

         10.3 TERMINATION. This Agreement may be terminated at any time prior to the Separation Date by and in the sole discretion of UtiliCorp without the approval of Aquila. This Agreement may be terminated at any time after the Separation Date by mutual consent of UtiliCorp and Aquila. In this regard, Aquila acknowledges that at any time prior to the Change of Control Date, UtiliCorp may, by virtue of its controlling ownership interest in Aquila, cause Aquila to terminate or amend this Agreement at UtiliCorp's direction.

         10.4 TRUSTEE RELATIONSHIP. With respect to any refund of Taxes from any Taxing Authority received by UtiliCorp or Aquila relating to any Tax Item for which the recipient would otherwise owe a payment to the other party under Articles IV or V, the parties hereto intend that their relationship shall be that of trustee and beneficiary and not debtor and creditor.

         10.5     INTEREST ON LATE PAYMENTS. Except as otherwise provided in
Section 7.6, whenever a party fails to make a payment to the other party within the time prescribed by this Agreement, interest shall accrue and become part of the payment due. Such interest shall be computed at the rate and in the manner provided in the Code for interest on underpayments of Federal Income Tax for the relevant period.

         10.6 PRIOR TAX SHARING AGREEMENTS. The provisions of this Agreement shall supersede the provisions of any previous conflicting tax sharing agreements, including the Tax Sharing Agreement between UtiliCorp and Aquila Gas Pipeline Corporation dated August 27, 1993, as amended.

         10.7 NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one Business Day after being deposited with a nationally recognized overnight courier service or (e) four Business Days after being deposited in the U.S. mail, First Class with postage prepaid, and in each case addressed to the attention of the other party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         10.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures.

         10.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnitees under Article VII above) any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either party.

         10.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be amended, and each party agrees to execute and deliver such documents and instruments as are reasonably requested by the other party to evidence such amendment, so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         10.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.12 AMENDMENT. Subject to the last sentence of Section 10.3, no change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of UtiliCorp and Aquila.

         10.13 AUTHORITY. Each party hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and
(d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         10.14 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

         10.15 RIGHT OF SET-OFF. UtiliCorp shall have the right at any time and from time to time to set off and apply any and all deposits or amounts of any member of the Aquila Group at any time held, and any and all indebtedness at any time owing, by any member of the UtiliCorp Group to or for the credit or account of any member of the Aquila Group against any and all obligations of Aquila now or hereafter arising under this Agreement, whether or not UtiliCorp shall have made any demand therefor.

         10.16 CHANGES IN LAW. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

         10.17 EFFECTIVENESS. This Agreement shall become effective as of the date hereof.












                                REMAINDER OF PAGE
                            INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties have signed this Tax Matters Agreement effective as of the date first set forth above.

                                 UTILICORP UNITED INC.


                                 /s/ Robert K. Green
                                 -----------------------------------------------
                                 Robert K. Green
                                 President and Chief Operating Officer


                                 AQUILA, INC.


                                 /s/ Keith G. Stamm
                                 -----------------------------------------------
                                 Keith G. Stamm
                                 Chief Executive Officer








                              SIGNATURE PAGE TO THE
                              TAX MATTERS AGREEMENT